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                                                                 EXHIBIT (8)(PP)

                        SHAREHOLDER INFORMATION AGREEMENT
              FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

     This Shareholder Information Agreement ("Agreement") is entered into as of April 16, 2007, and is among Franklin/Templeton Distributors, Inc. ("Distributors") on behalf of each Fund, as defined below, and the Intermediary, as defined below. Unless otherwise specified, capitalized terms have the meaning set out under "Definitions," below.

     WHEREAS, Intermediary is a "financial intermediary" as that term is defined in Rule 22c-2 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Distributors serves as the principal underwriter to the Funds; and

     WHEREAS, Distributors and Intermediary wish to enter into this Agreement in accordance with Rule 22c-2 under the 1940 Act.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Distributors and Intermediary hereby agree as follows:

1. SHAREHOLDER INFORMATION

     1.1 AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

          1.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

          (A) TIMING OF REQUESTS. Requests from the Fund or its designee for Shareholder information shall be made no more frequently than


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               quarterly except as the Fund or its designee deems necessary to investigate compliance with policies established by the Fund or its designee for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

          1.1.2 FORM AND TIMING OF RESPONSE.

          (A) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 1.1, above. If such request covers a period ninety (90) to one hundred eighty (180) days prior to the date of the request, Intermediary agrees to use its best efforts to provide the information specified in 1.1 within five (5) to ten (10) business days. If Intermediary determines during the course of investigation that due to the scope of the request, Intermediary will need additional time to provide the requested information, Intermediary shall promptly notify Fund. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom Intermediary has received the identification and transaction information specified in Section 1.1 above is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either: (i) provide (or arrange to have provided) the information set forth in Section
               1.1 for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii); and

          (B) Responses required by this Section 1.1 must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and Intermediary; and

          (C) To the extent practicable and agreed by the parties, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

          1.1.3 LIMITATIONS ON USE OF INFORMATION. Unless the Intermediary provides prior written consent, Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

          (a) Fund acknowledges that (i) the purpose for providing intermediary's customer information to Fund is to better enable Fund to monitor for


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               violations of the Fund's Market Timing Policies by Intermediary's
               customers, and (ii) Fund is responsible for determining when Fund needs Intermediary's assistance in monitoring and enforcing
               Fund's market timing policies through a request for customer information.

          (b) Notwithstanding anything herein to the contrary, to the extent Fund receives customer information or any other Confidential Information (as defined below, and together with the customer information hereinafter referred to as the "Data"), Fund covenants, represents and warrants either that: (i) Fund shall not use any Data except to the extent necessary to carry out the purpose of this Agreement and for no other purpose (including, without limitation, any marketing, sales or other promotional efforts by any of Fund) or; (ii) Fund shall not disclose any Data to any third party, including, without limitation, third party service providers without Intermediary's prior written consent and an agreement in writing from the third party to use or disclose such Data only to the extent necessary to carry out the purpose of this Agreement and for no other purposes; (iii) Fund shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective information security measures to protect the Data from unauthorized disclosure or use; and (iv) Fund shall provide Intermediary with information regarding such security measures upon Intermediary's reasonable request and promptly provide Intermediary with information regarding any failure of such security measures or any security breach related to the Data of which Fund is aware. For the purposes of this Agreement, "Confidential Information" means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of Intermediary (and/or Intermediary's parent, affiliated or subsidiary companies) of customers or prospective customers received by Fund under the terms of this Agreement including, but not limited to: (a) an individual's name, address, e-mail address, IP address, social security number, and/or telephone number; (b) the fact that an individual has a relationship with Intermediary and/or Intermediary's parent, affiliated or subsidiary companies; or (c) an individual's other account information.

          (c) Fund explicitly acknowledges that all of the Data is Intermediary's exclusive property and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement.

          (d) Fund shall safeguard and preserve as confidential and not use, except as expressly provided herein, any or all information other than the Data provided pursuant to, or in connection with, this Agreement to Fund, including, but not limited to, Intermediary's affiliate's branch office names and identification numbers, Merrill Lynch Financial Advisor names, as well as Intermediary's affiliate's, parent's or subsidiary's systems, business, plans and operations, which information collectively


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               shall include any such information that is orally disclosed to
               Fund or Fund's Designee, or learned by Fund or Fund's Designee while on Intermediary's premises or derived as a result of, or in connection with, this Agreement and its subject matter or any other agreement between Intermediary and Fund associated with the distribution of or services with respect to the Funds.

          (e) Except as expressly provided for herein, Fund will not, without first obtaining Intermediary's prior written consent, disclose to any person, firm or enterprise, or use for Fund's benefit, any Data. Fund shall limit Fund's disclosure of the Data to as few persons as possible and only to those persons with a need to know that are Fund's employees or independent contractors engaged by Fund. Fund shall take all steps necessary to prevent disclosure of any Data in a manner consistent with Fund's obligations under this Agreement. Fund shall have no obligation with respect to particular information to the extent, but only to the extent, that such information: (i) is already rightfully known to Fund at the time it is obtained from Intermediary, free from any obligation to keep such information confidential, as demonstrated by competent evidence; (ii) is or becomes publicly known through no wrongful act of Fund or without breach of any terms and conditions of this Agreement; (iii) is rightfully received from a third party without restriction and without breach of any terms and conditions of this Agreement, as demonstrated by competent evidence; or (iv) is required to be disclosed by law, regulation, or customer order (provided that Fund shall promptly notify Intermediary of any such use or requirement prior to disclosure in order to afford such Intermediary an opportunity to seek a protective order to prevent or limit public disclosure of the information).

          (f) Upon Intermediary's request, Fund shall promptly return the Data (and any copies, extracts, and summaries thereof) to Intermediary, or, with Intermediary's written consent, shall promptly destroy, in a manner satisfactory to Intermediary, such materials (and any copies, extracts, and summaries thereof) and shall further provide Intermediary with written confirmation of same.

2. RESTRICTION OF TRADING

     2.1 AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund or its designee for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund or its designee, any such restrictions or


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prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions shall in writing and sent to Intermediary at email address mligpricing@win.ml.com or facsimile at 904-218-7203. Other notices under this Agreement shall be sent to Intermediary at:

          Merrill Lynch Insurance Group Services, Inc.
          Attention: Service Center Controller
          4802 Deer Lake Drive
          Jacksonville, FL 32246

          with a copy to:

          Financial Data Services, Inc.
          Attention: President
          4800 Deer Lake Drive East
          Jacksonville, Florida 32246

          2.1.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

          2.1.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after Intermediary receives the instructions.

          2.1.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

     2.2 CONSTRUCTION OF THE AGREEMENT; PARTICIPATION AGREEMENTS. The parties have entered into one or more agreements between or among them governing the purchase and redemption of shares of the Funds in connection with the Contracts (collectively, "Participation Agreements"). This Agreement supplements those Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Participation Agreement with regard to the requirements of Rule 22c-2, the terms of this Agreement shall control.

3. MISCELLANEOUS PROVISIONS

     3.1 REQUESTS PRIOR TO APRIL 16, 2007. Intermediary shall be able to promptly respond to requests for Shareholder information by no later than October 16, 2007.


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Information requests prior to April 16, 2007, shall be governed by whatever practices, if any, that Fund and Intermediary have previously utilized to govern such requests.

     3.2 TERMINATION. This Agreement will terminate upon the termination of the Participation Agreements and redemption of all shares in the Fund held by the Intermediary, except as specifically provided for in Section 3.6.

     3.3 INDEMNIFICATION. Distributors agrees to indemnify and hold Intermediary harmless from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorneys' fees) arising in connection with a third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a shareholder's taxpayer identification number provided to the Fund or its designee in response to a request for information pursuant to the terms of this Agreement ("Losses"). Distributors shall not be liable for Losses unless the Intermediary has provided adequate written notice to Distributors promptly after the summons or other first legal process. In addition, Distributors will be entitled to participate in, at its own expense, or shall be entitled to assume the defense thereof, consistent with the terms of the Participation Agreement.

     3.4 FORCE MAJEURE. The parties to this Agreement are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. Each party so affected shall promptly give written notice to the other parties and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such force majeure event.

     3.5 REMEDIES. The parties to this Agreement acknowledge that in the event of a breach or threatened breach of this Agreement, any party may have no adequate remedy at law, and, accordingly, shall be entitled to obtain an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of or a prohibition against any other legal or equitable remedies in the event of a breach of a provision of this Agreement. Each party to this Agreement shall be entitled to legal damages and/or equitable relief from any other party to this Agreement for any breach of this Agreement by such other party.

4. DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

     The term "INTERMEDIARY" means: (i) the insurance company separate accounts listed on Attachment A of this Agreement (which is a part of this Agreement) as well as those identified in Schedule B of the Participation Agreement(s) to which Distributors and Intermediary are parties, as such Participation Agreement(s) may be amended


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     from time to time; and (ii) the life insurance company depositor of such separate accounts.

     The term "FUND" shall mean each series of Franklin Templeton Variable Insurance Products Trust in which Intermediary invests and includes: (i) an administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; and (iii) the transfer agent for the Fund. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the 1940 Act.

     The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by Intermediary.

     The term "SHAREHOLDER" means the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

     The term "SHAREHOLDER-INITIATED TRANSFER PURCHASE" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as part of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as part of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or
     (v) as pre-arranged transfers at the conclusion of a required free look period.

     The term "SHAREHOLDER-INITIATED TRANSFER REDEMPTION" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

     The term "WRITTEN" includes electronic writings.


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     IN WITNESS WHEREOF, each party has caused a duly authorized officer or representative to execute this Agreement.

                                        FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


                                        By: /s/ Thomas Regner
                                            ------------------------------------
                                        Name: Thomas Regner
                                        Title: Senior Vice President


                                        MERRILL LYNCH LIFE INSURANCE COMPANY
                                        on behalf of itself and the Separate
                                        Accounts referenced in this Agreement
                                        and its Attachment


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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                ATTACHMENT A TO SHAREHOLDER INFORMATION AGREEMENT

Name of Insurance Company:

     Merrill Lynch Life Insurance Company

Name of Separate Account(s):

     Merrill Lynch Life Variable Annuity Separate Account A


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